Exhibit (n)(i)

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights", “Independent Registered Public Accounting Firm” and “Senior Securities” in the Prospectus and “Independent Registered Public Accounting Firm" and “Financial Statements" in the Statement of Additional Information, each dated April 7, 2025, as amended on April 8, 2025 and February 26, 2026, and each of which are part of the Registration Statement (Form N-2, File No. 333-282910) of the Neuberger High Yield Strategies Fund Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 21, 2020 with respect to the financial highlights of Neuberger Berman High Yield Strategies Fund Inc. included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2020 into this Registration Statement. We also consent to the incorporation by reference of our report dated December 23, 2025, with respect to the financial statements and financial highlights of Neuberger High Yield Strategies Fund Inc. included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated April 4, 2025, with respect to the Senior Securities of Neuberger Berman High Yield Strategies Fund Inc. for each of the ten years in the period ended October 31, 2024, included in the Pre-Effective Amendment No. 1 to the Registration Statement dated April 4, 2025 (Form N-2, File No. 333-282910), into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 26, 2026